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                                                                Exhibit 99.1


BAKER                                                  N E W S  R E L E A S E
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                                             CONTACT:  David Higie
                                             PHONE:    (412) 269-6449
                                             RELEASE:  Immediate (Jan. 31, 2006)


BAKER TO RESTATE ITS FINANCIAL STATEMENTS FOR YEARS 2000 THROUGH 2004, AND FIRST QUARTER OF 2005

     PITTSBURGH - Michael Baker Corporation (the "Company") announced today that it has concluded that it will be restating its previously issued consolidated financial statements for fiscal years 2000, 2001, 2002, 2003 and 2004, and its related interim consolidated financial statements for each of the quarters of 2003 and 2004 and the first quarter of 2005, because of errors in those financial statements and the need to make the necessary accounting adjustments. The Company reached this conclusion based upon the recommendation of management and the concurrence of the Audit Committee of the Company's Board of Directors. The Company also discussed the matters related to the restatement determination with PricewaterhouseCoopers LLP, the Company's former independent registered public accounting firm, and Deloitte & Touche LLP, the Company's current independent registered public accounting firm. The Company will file a Form 8-K with the Securities and Exchange Commission (the "SEC") in connection with this restatement decision.

     The Company discussed the primary reasons for having to make these restatement adjustments in a news release and related Form 12b-25 filing with the SEC, both dated August 10, 2005. Both documents are available on the Company's website at www.mbakercorp.com

     Based on current information, the aggregate effect of all corrections, including the related tax effects, is currently expected to result in net income reductions in the range of $0.5 million to $1.5 million in each of the 2000, 2001, 2002, 2003 and 2004 fiscal years, and a total net income reduction in the range of $5.8 million to $6.2 million for this five-year period; a net income reduction in the range of $0.6 million to $0.8 million for the first quarter of 2005; and a cumulative reduction in the range of $7.4 million to $7.8 million in the Company's retained earnings as of March 31, 2005.

     The Company intends to file an amended Annual Report on Form 10-K for the year ended December 31, 2004 and an amended Quarterly Report on Form 10-Q for the first quarter of 2005 with the SEC as soon as practicable. The Company's historical consolidated financial statements for the five years ended December 31, 2004, and the quarter ended March 31, 2005, should not be relied upon until these restated consolidated financial statements are filed with the SEC and the restatement information disclosed therein is fully considered.

     After the previously mentioned amended Form 10-K and Form 10-Q documents are filed, the Company intends to file as soon as practicable thereafter its Quarterly Reports on Form 10-Q for the second and third quarters of 2005, which have been delayed by the restatement. In addition, the

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Company's Annual Report on Form 10-K for the year ended December 31, 2005 is required to be filed with the SEC by March 16, 2006. This filing is also likely to be delayed by the restatement.

     Management currently believes that all issues which will require restatement of the Company's consolidated financial statements for each of the five years in the period ended December 31, 2004, and the first quarter of 2005, have been identified. The estimated restatement amounts disclosed above remain preliminary, unaudited, and subject to adjustment, possibly by amounts that may be material individually or in the aggregate. In addition, it is possible that the Company may identify new issues which may also impact its previously issued consolidated financial statements and the scope of the restatement described herein and in the Form 8-K. In the event that new issues requiring restatement arise, it is possible that such additional adjustments could be material individually or in the aggregate.

     The Company continues to evaluate the impact of the matters described above on its internal control over financial reporting and its disclosure controls and procedures. At this time, management has determined that, as of December 31, 2004 and March 31, 2005, two material weaknesses existed in the Company's internal control over financial reporting. These material weaknesses pertain to the Company's lack of effective controls over (1) the preparation, filing of, and related financial accounting for its Nigerian income and payroll taxes, and
(2) the accounting for non-routine project accounting transactions, as of December 31, 2004 and March 31, 2005. In response to these two material weaknesses, the Company's management has implemented certain additional controls that will be further described in its amended Annual Report on Form 10-K for the year ended December 31, 2004 and its amended Form 10-Q for the quarter ended March 31, 2005. It is possible that the Company may identify additional material weaknesses in its internal control over financial reporting as of December 31, 2004, which would also then need to be reported in the Company's amended filing for this period.

     As a result, management's report on internal control over financial reporting, as originally filed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, should no longer be relied upon and will be restated when the Company files its amended Form 10-K for the fiscal year ended December 31, 2004. The Company expects that such restated management report on internal control over financial reporting will conclude that the Company did not maintain effective control over financial reporting as of December 31, 2004. In the amended 2004 Form 10-K, the Company also expects that PricewaterhouseCoopers LLP, the Company's former independent registered public accounting firm, will issue an opinion stating that the Company did not maintain effective control over financial reporting as of December 31, 2004.

      Statements contained in this document that disclose the Company's or management's intentions, expectations or predictions of the future, including expected restatement adjustments to previously issued consolidated financial statements, and material weaknesses in internal control over financial reporting as of December 31, 2004, are forward-looking statements. The actual amounts and effects of the Company's restatement adjustments, and the number of material weaknesses in internal control over financial reporting, and the actual dates for its amended SEC filings, could differ materially from those projected in such forward-looking statements.


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      Michael Baker Corporation (Amex:BKR) provides engineering and operations and maintenance services for its clients' most complex challenges worldwide. The firm's primary practice areas are aviation, environmental, facilities, geospatial information technologies, linear utilities, transportation, water/wastewater, and oil & gas. With more than 4,500 employees in over 40 offices across the United States and internationally, Baker is focused on providing services that span the complete life cycle of infrastructure and managed asset projects.


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